Exhibit 99.2

Tidewater Teams with Stern Stewart to Adopt Economic Value Added (EVA®)

Framework

HOUSTON, TX. —May 3, 2006—Tidewater Inc. (NYSE:TDW) announced today that it has adopted the Economic Value Added (EVA) management and incentive system. Tidewater has partnered with Stern Stewart & Co., the New York-based management consulting firm and pioneering developer of the EVA concept, to assist in the implementation.

“The EVA framework naturally complements our long-standing goal of maintaining financial health and sound business practices, and will help us maintain our focus on capital stewardship and value creation for our customers, employees, and shareholders” said Tidewater Chairman, President & CEO Dean E. Taylor. “EVA will help us to enhance our ownership culture, and further encourage managers to think like shareholders.”

EVA—which measures economic profit rather than accounting profit—is designed to analyze a company’s true economic value creation. Tidewater and Stern Stewart & Co. are designing tools and models linked to EVA that are expected to improve decision-making, streamline accountability and increase overall organizational effectiveness. Tidewater is already measuring EVA performance and integrating EVA into decision-making, and EVA will determine a significant portion of executives’, managers’, and select other employees’ bonus payments for fiscal year 2007.

Stern Stewart consists of more than 150 professionals worldwide. Stern Stewart pioneered the development of the EVA framework over the past 25 years, and is today the world leader in implementation assistance.

Tidewater Inc. owns and operates over 520 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Joe Bennett
(713) 470-5300

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